Exhibit 99.1

FOR IMMEDIATE RELEASE

CVS CAREMARK AND UNIVERSAL AMERICAN WILL END MEDICARE PART D STRATEGIC ALLIANCE AT YEAR-END 2008

Economics Will Be Preserved For Each Company in Amicable Split

Woonsocket, RI and Rye Brook, NY  – February 13, 2008 – CVS Caremark (NYSE: CVS) and Universal American Corp. (NYSE: UAM)  announced today that their strategic alliance covering the Prescription PathwaySM Medicare Part D prescription drug plan (PDP) program will end as of December 31, 2008, subject to regulatory approvals.

Since the inception of the program in 2006, Universal American has offered Medicare Part D prescription drug plans through its Prescription PathwaySM products in conjunction with Caremark Pharmacy Services, a subsidiary of CVS Caremark.

Upon dissolving the strategic alliance, SilverScript Insurance Company, which is CVS Caremark’s Medicare Part D PDP, and Universal American will each assume responsibility for the drug benefit of specified Prescription PathwaySM plan members to achieve an approximately equal distribution of the value of business that has been generated by the strategic alliance.

Tom Ryan, Chairman, President, and CEO of CVS Caremark, stated  “We have been very pleased with our alliance with Universal American, and have enjoyed great success with the Medicare Part D program.  As we approach the end of the initial 3-year term of our joint venture, and in light of CVS’ merger with Caremark, we decided to consolidate our Part D business under our SilverScript PDP.  The people at Universal American have been a pleasure to work with, and we will end this venture with appreciation for their efforts.”

“CVS Caremark has been a wonderful partner in our successful entry into the Part D business. We have enjoyed a mutually beneficial relationship, while offering significant value to our Medicare Part D members,” said Richard Barasch, Chairman & CEO of Universal American Corp. “As we approach the sunset of the CVS Caremark joint venture, we are excited about the opportunities afforded by our MemberHealth PBM and Part D platform and its relationship with the National Community Pharmacists Association and network of independent pharmacies.”

CVS Caremark and Universal American stated that this change will not affect the Prescription Pathways Part D plan offerings in 2008 in which approximately 550,000 members are currently enrolled.

About CVS Caremark

CVS Caremark is the largest provider of prescriptions and related healthcare services in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S. The Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its approximately 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

About Universal American Corp.

Universal American offers a diverse range of healthcare products – including health insurance, managed care, and prescription drug benefits – through its subsidiaries. Its companies are collectively among the leading providers of Medicare Advantage and Medicare Prescription Drug Plans in the U.S.  With the acquisition of MemberHealth LLC in September 2007, over 2 million seniors rely on Universal American’s products for their health or prescription drug coverage.  For more information on Universal American, please visit our website at www.universalamerican.com

Matters discussed in this news release and oral statements made from time to time by representatives of CVS Caremark and Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Although CVS Caremark and Universal American believe that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond CVS Caremark’s and Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact CVS Caremark and Universal American and the statements contained in this news release can be found in CVS Caremark’s and Universal American’s respective filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, CVS Caremark and Universal American claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. CVS Caremark and Universal American assume no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

CVS CAREMARK

INVESTOR CONTACT:	MEDIA CONTACT:
Nancy Christal	Eileen Howard Dunn
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(914) 722-4704	& Community Relations
(401) 770-4561

UNIVERSAL AMERICAN

CONTACT:

                            -OR-

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609